Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Funds Series Trust II

On May 30, 2014, Form Type 485(b), Accession No. 0001193125-14-218889, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered new Class W shares of Columbia Income Builder Fund, effective June 1, 2014, and describes the characteristics of the new class of shares.